EXHIBIT 10.7

                              CONSULTING AGREEMENT

           This consulting agreement (the "Agreement") is made this day of August, 2001 between Accufacts Pre-Employment Screening, Inc., with offices located at 6 Greene Street, New York, NY 10013 (the "Company")and James E. Patterson residing at _____________ (the "Consultant").

                     WHEREAS, Consultant is agreeable to perform services for the Company;

                     WHEREAS, the Company is desirous of retaining Consultant;
                     and

                     WHEREIN, the parties are desirous of expressing their rights and responsibilities.

                     NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements herein, each of the parties hereto, intending to be legally bound, agrees as follows:

1- TERM: This Agreement shall be in effect from the date of execution shown above for a period to twelve (12) months unless sooner terminated in accordance with the provisions of this Agreement. The term may be extended beyond that time subject to acceptance by both parties and established as a formal written modification to the agreement. Any other revisions to the term of this agreement shall be in accordance with Section 11.

2 - SCOPE: Consultant agrees to provide consulting services to Company across a broad spectrum of areas. Consulting services are to include, but are not to be limited to: investor relations; spearheading the Company's new marketing/program development efforts; assisting in refining/improving operations of the Company; providing guidance for new initiatives; and generally advising senior management across the full spectrum of Company efforts, as appropriate. In the conduct of this effort, Consultant may prepare written reports/documents at the request of the Company. In such cases, all reports shall be submitted to Mr. Philip Luizzo, Chairman and President of the Company with copies provided as directed.


3 - CONSIDERATION: As consideration for the work performed, the Company agrees to pay Consultant a fixed monthly retainer of three thousand eight hundred dollars ($3,800.00) over the term of the agreement. Any expenses and disbursements must be approved in writing by an executive officer of the Company prior to same being incurred by Consultant.

4 - APPLICABLE BONUS PROVISION: In addition to the consideration cited in
Section 3 above, Consultant will be eligible for bonus consideration at the end of the Company's 2001 fiscal year and again at the mid-point of the 2002 fiscal year, provided that the Company must have at least $220,000 in operating income for the aggregate fiscal year 2001 as computed pursuant to Company's auditor review for fiscal year 2001. It is further expressly understood and agreed that Company must derive a minimum of $240,000 in operating income for the first half of fiscal year 2002 within the same definition as above. Consultant recognizes that if the foregoing operating income benchmarks are obtained, a bonus consideration is at the Company's sole discretion. The Company's assessment of Consultant's efforts, performance and results will be determinative with respect to any bonus compensation paid to Consultant.

5 - STOCK OPTION PROVISION: Company agrees to grant Consultant certain stock options. Specifically, options for 140,000 shares of the Company's common stock at an exercise/"strike" price of $.35 (thirty-five cents) per share. Consultant will also be granted options to purchase an additional 140,000 shares of the Company's common stock at an exercise/"strike" price of $.50 (fifty cents) per share. All options will be granted and vest on a quarterly basis over the duration of the agreement (i.e. 35,000 options at a strike price of $.35 and 35,000 options at a strike price of $.50 to be granted each quarter). Said options will include a provision that allows for Consultant to employ a "cashless exercise" of these options. The term of the options will be for one and one-half (1 1/2) years from the date of this agreement with the condition that the options must be exercised within seventy-five (75) days following the termination without cause of the consulting relationship between the parties. However, the expiration of the term of this Agreement on the anniversary date will not affect the original term of the options. Not withstanding the foregoing, in the event the consulting agreement is terminated for cause, all options will terminate at the time of termination. Consultant understands that he is bound by appropriate insider trading regulations in buying and selling stock of the Company. Additionally, Company agrees to provide cost free "piggy-back" registration rights for the option shares.

6 - TERMINATION: This Agreement will automatically terminate pursuant to the provision of Section 1 unless extended in writing by the parties. Furthermore, either party may terminate the agreement during the term with thirty (30) days written notice. In the event of any such termination, Consultant is still eligible for consideration of the next bonus opportunity pursuant to Section 4, unless such termination is for cause. If termination is for cause, Consultant's options will lapse immediately at said termination and Consultant will not be entitled to any further consideration of potential bonus payments if the bonus period has not ended. Additionally, the parties understand that termination will affect certain terms and conditions of the stock option agreement as stipulated herein. Should termination be effected between the parties other than "for cause," the full provisions of Section 5 shall apply.

7 - CONFIDENTIALITY: Consultant recognizes that certain extremely sensitive and significant information concerning the Company and its business methods and practices will become known. All such information is deemed to be proprietary between parties. Therefore, Consultant agrees that at no time, either directly or indirectly, will such information be divulged, disclosed, or relayed to any other party without prior written consent from the executive officer of the Company.

8 - ORGANIZATIONAL RELATIONSHIP: This agreement shall in no way constitute, create, or imply a joint venture, partnership, or other formal business organization. Consultant cannot commit or bind the client in any way without written consent and approval of an executive officer of the Company.

9 - GOVERNING LAW: This agreement and performance hereunder shall, in all respects, be governed by the laws of the State of New York.

10 - LIMITATION OF LIABILITY: Neither party hereto shall be liable to the other for indirect, incidental, consequential, or special damages whatsoever arising from or related to this agreement except in the case of gross negligence or a willful violation of the terms stated in this Agreement.

11 - AGREEMENT/MODIFICATIONS: This document constitutes the entire agreement between parties. Consultant has been afforded the opportunity to have his own counsel and advisors review this Agreement. Company has been afforded an opportunity to review this Agreement. No modifications to any provisions of the agreement shall be binding upon either party hereto unless such modifications are agreed to in writing, signed by the respective parties.

           The parties hereto hereby execute this agreement, as evidenced by the signatures below:



          /s/ JAMES E. PATTERSON
BY:        _______________________________     DATE:______________________
                     James E. Patterson

ACCUFACTS PRE-EMPLOYMENT SCREENING, INC.

           /S/ PHILIP LUIZZO
BY:        _______________________________     DATE:______________________
                     Philip Luizzo